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                                  EXHIBIT 10.3


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                          EXECUTIVE SEVERANCE AGREEMENT

     This Agreement is made and entered into by and between PUYALLUP VALLEY BANK, a Washington banking corporation, (hereinafter called "Bank") and Joseph
E. Riordan, (hereinafter called the ("Executive").

     WHEREAS, Executive was recently employed by the Bank in a key managerial capacity, presently holding the position(s) of Senior Vice President and Chief Financial Officer of the Bank; and,

     WHEREAS, the Bank wishes to ensure that the Executive will be available to assist the Board of Directors of the Bank in evaluating and responding to, and if deemed appropriate by the Board, completing any actual or threatened change in control of the Bank; and,

     WHEREAS, the Bank wishes to provide additional comfort to both itself and the Executive as to continuity of management in the event of any actual or threatened change in control of the Bank;

     NOW, THEREFORE, the Bank and the Executive agree to the following provisions:

     1. CHANGE IN CONTROL For purposes of this Agreement, the term "Change in Control" shall mean a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of the Bank, with the quoted phrases of this sentence having the same meaning as when used in Section 280G (b) (2) (A) of the Internal Revenue Code. "Change in Control" shall include any change within a twelve-month period in the composition of the Board of Directors of the Bank whereby the individuals serving as directors at the beginning of such period cease to constitute at least a majority of the board at any time during such period.

     2. COMMITMENT OF EXECUTIVE In the event that any person extends any proposal or offer which could result in a Change in Control, the Executive will help evaluate such proposal or offer and present his evaluation to the Board of Directors of the Bank. Further, the Executive specifically agrees that he will not resign his position(s) with the Bank during any period from the receipt of a specific change in control proposal up to the closing or termination of the transaction contemplated by the proposal.

     3. SEVERANCE PAYMENT EVENTS In the event of --

         (i) the voluntary or involuntary termination, excluding termination due to death, disability or commission of a crime, of the Executive's employment with the Bank within three (3) years after a Change in Control; or


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         (ii)     the involuntary termination, excluding termination due to
                  death, disability, or commission of a crime, by the Bank of the Executive's employment with the Bank on or after the date that any party announces (or should announce) any prospective Change in Control transaction, if a Change in Control does occur within twelve (12) months of such termination, then the Bank shall pay to Executive a severance payment, in the amount determined pursuant to the next paragraph, payable on the later of the date of termination or the date of the Change in Control.

     4. AMOUNT OF THE SEVERANCE PAYMENT The severance payment shall be an amount equal to the highest compensation (as reportable on the Executive's IRS W-2 form) received by the Executive from the Bank during any one of the most recent three (3) calendar years ending before, or simultaneously with, the date on which the Change in Control occurs; provided, however, that the severance payment shall be less than the amount which would cause the payment to be a "parachute payment" as defined in Section 280G (b) (2) (A) of the Internal Revenue Code; and provided, further, that such severance payment shall be reduced by any compensation (as reportable on the Executive's IRS W-2 form) received from the Bank or its successor in interest after the Change in Control.

     5. REVOCABILITY This Agreement may be terminated unilaterally by the Bank, but (i) only as of a prospective effective date which follows by at least 12 months the date that written notice is given to Executive that the Bank, by a vote of at least a majority of its directors, has determined to terminate the Agreement, and (ii) only if no Change in Control occurs prior to such effective date. If not earlier terminated, this Agreement will terminate three (3) years after any Change in Control occurs.

     IN WITNESS WHEREOF, the parties have executed this Agreement this _____ day of ____________________, 1997.





PUYALLUP VALLEY BANK:                       EXECUTIVE

By:________________________                 _________________________
   David H. Brown                           Joseph E. Riordan
   President/CEO